Exhibit 10.1

RETIREMENT PLAN FOR DIRECTORS EMERITUS

Sierra Bancorp (hereinafter, the “Company”), established the position of Director Emeritus and adopted the Retirement Plan for Directors Emeritus (the “Plan”), effective as of July 23, 2026. The Plan is designed to provide retirement benefits for qualified non-employee directors (each, an “Eligible Director”) of the Company’s Board of Directors (the “Company Board”), and members of the board (“Bank Board”) of its wholly owned subsidiary, Bank of the Sierra (the “Bank”), and to help ensure the Company’s and Bank’s continued ability to retain highly qualified directors.

Section 1. Eligibility: Eligible Directors of the Company or Bank who have satisfactorily served either (a) ten or more years as such, or (b) ten consecutive years consisting of five years as an Eligible Director and five years as an employee, shall qualify and be entitled to participate under the Plan upon retirement as a “Director Emeritus.” Persons who are otherwise eligible to be a Director Emeritus must, as a further condition to becoming a Director Emeritus, execute and deliver to the Company a Director Emeritus Agreement in the form attached as Exhibit A to this Plan.

Section 2. Directors Emeritus: Upon an Eligible Director’s voluntary retirement (as described in Section 3), such Eligible Director shall cease all services to the Company and/or Bank and retire from the Company Board and/or Bank Board at the conclusion of such Eligible Director’s current term of office, or earlier, and thereupon after execution of the Director Emeritus Agreement, shall be a Director Emeritus.

Section 3. Voluntary Retirement: In order to be eligible to become a Director Emeritus and to receive any benefits hereunder, an Eligible Director must voluntarily retire from the Company and/or Bank Board of Directors after the Eligible Director has served the minimum number of years as set forth in Section 1.

Section 4. Annual Benefit Amount: The annual retirement benefits payable pursuant to this Plan to a Director Emeritus shall be equal to fifty percent (50%) of the annual cash retainer amount (excluding committee retainers) paid to the Eligible Director by the Company and/or Bank for his or her service on the board during the immediately preceding 12-month period, measured from the date of retirement.

Section 5. Length of Service: For purposes of determining eligibility for voluntary retirement under Section 3, length of service as an Eligible Director shall be measured from the date a director is elected or, in the case of an employee director who continues as an Eligible Director after ceasing to be an employee, the date such Eligible Director ceased to be an employee of the Company or Bank (and affiliates and subsidiaries of the Company). Whole years only shall be used. In the event service is interrupted, all time served as a director shall be used, with the new starting point to be used to measure the subsequent service.

Section 6. Time, Form and Term of Payment: Payment, by either the Bank or Company as determined by the Board, of an eligible Director Emeritus’ annual retirement benefit under this Plan shall be made annually on the date set forth in the Director Emeritus Agreement following the date that the Eligible Director retires from service as described in Section 3. The annual Plan benefit, as described in Section 4, shall be payable for a period of three (3) years for all directors, subject to the conditions of Sections 7 and 9 and the provisions of the Director Emeritus Agreement. The Board may suspend such remuneration for any Director Emeritus if the Company incurs a net operating loss in the prior fiscal year. Such payments will commence at such time that the Company has at least two consecutive profitable quarters and will continue until such time that the Director Emeritus has received payment of his or her full benefits or until such time that the Company incurs another net operating loss for any succeeding fiscal year.

Section 7. Death Benefit: If a director dies while a Director Emeritus, the remainder of the benefits to which the Director Emeritus would have otherwise been entitled shall be paid to that Director Emeritus’ surviving beneficiary in a lump sum. This death benefit shall also extend to any currently serving director who at the time of their death meets the eligibility requirements to become a Director Emeritus at Section 1 hereof but has not yet become a participant of the Plan.

Section 8. Continuing Indemnification: Participation in the Plan shall not eliminate the indemnification obligations of the Company and/or the Bank, as appropriate, for actions taken by a Director Emeritus prior to retirement or to the extent the Director Emeritus would have received indemnification for such claim if he or she had still been actively serving on the board.

Section 9. Rights and Duties: To qualify for the remuneration described in this Plan, a Director Emeritus must perform the following services during the term as Director Emeritus:

A.	Continue to maintain accounts with and otherwise be a customer of the Bank;
B.	Continue to refer customers to the Bank and to support and promote goodwill towards the Bank within the communities it serves;
C.	Allow the Bank to utilize the Director Emeritus’ name in all Bank publications;
D.	When invited by the Chairman of the Board, utilize best efforts to attend Bank meetings and other functions; and
E.	As able, attend any social events and functions sponsored by the Bank, including the Annual Shareholders’ Meeting.

The Board may waive any of the individual service requirements set forth above on a case-by-case basis.

In addition to the cash benefits provided herein, a Director Emeritus shall enjoy board meeting observation rights as more particularly described in the Director Emeritus Agreement for so long as he or she receives payment of the annual retirement benefit as a Director Emeritus.

Section 10. Prohibition Against Competitive Activity: The Director Emeritus shall refrain, except with the prior written approval of the Chairman of the Board, from engaging in any activity requiring the rendition of personal services, as an officer, director, consultant or otherwise, to any business entity in substantial competition with the Company, or any of its subsidiaries or affiliates, at any time he or she is entitled to payments hereunder. Any breach by the Director Emeritus of this Section shall excuse the Company or Bank, as the case may be, from making any further payments whatsoever under this Plan to said Director Emeritus and may result in removal of the Director Emeritus’ status as such. The Board, in its sole discretion shall determine whether a Director Emeritus is in violation of this Section 10.

Section 11.  Merger or Acquisition

(a) In the event of a Change in Control (as such term is hereinafter defined) of the Company or a subsidiary thereof, each person who is then a non-employee director of Company or Bank, whether an Eligible Director or not, shall become entitled, with no requirement to sign the Director Emeritus Agreement, to receive payment of an amount equal to one and one half (1.5) times the annual retainer amount (excluding committee retainers) paid to the director by the Company and/or Bank for his or her service on the board during the immediately preceding 12-month period, measured from the date of retirement or Change in Control, as applicable. The payments provided for in this paragraph upon a Change in Control shall be in lieu of any other payments under this Plan.

(b) The amounts payable pursuant to paragraph (a) above shall be paid in a lump sum to each person entitled thereto.

(c) For purposes of this Plan, a “Change in Control” shall mean a change in control of the Bank or Company of a nature that would be required to be the subject of prior approval by (A) the Federal Reserve Board pursuant to the Bank Holding Bank Act of 1956, as amended, (B) the Federal Deposit Insurance Corporation under the Change In Bank Control Act, (C) the appropriate federal bank regulatory agency under the Bank Merger Act or (D) the California Department of Financial Protection and Innovation pursuant to provisions of the California Financial Code; provided, that without limitation, and without consideration of regulatory exemptions from prior approval, such a Change in Control will be deemed to have occurred if and when any of the following occur: (i) there is a transfer, voluntarily or by hostile takeover or proxy contest, operation of law or otherwise, of control of the Bank or Company, (ii) individuals, who were members of the board of directors of the Bank or Company immediately prior to a meeting of the shareholders of the Bank or Company, as the case may be, which meeting involved a contest for the election of directors, do not constitute a majority of the board of directors of the Bank or Company, as the case may be, following such election or meeting, (iii) an acquisition, directly or indirectly, of more than 50% of the outstanding shares of any class of voting securities of the Bank or Company by any Person, (iv) a merger (in which the Bank or Company is not the surviving entity), consolidation or sale of all, or substantially all, of the assets of the Bank or Company, or (v) there is a change, during any period of two consecutive years, of a majority of the board of directors of the Bank or Company as constituted as of the beginning of such period, unless the election of each director who is not a director at the beginning of such period was approved by a vote of at least two-thirds of the directors then in office who were directors at the beginning of such period. For purposes of this definition, the term “Person” shall mean and include any individual, corporation, partnership, group, association or other “person”, as such term is used in Section 14(d) of the Securities Exchange Act of 1934, other than the Bank or Company or any employee benefit plan(s) sponsored by either.

Section 12. Termination of Benefits: Except for the death provided in Section 7, all benefits payable to, and rights enjoyed by, a Director Emeritus will terminate on the earlier of death or resignation as a Director Emeritus, reelection to the board of directors, and/or termination of Director Emeritus status by the Board.

Section 13. Benefit Plan Only: Nothing contained in this Plan shall be construed as affecting an Eligible Director’s status as a director or length of term as a director. Moreover, nothing in this Plan is intended to be, nor should it be construed as, a provision of services to the Bank or Company during the period a retired director is participating as a Director Emeritus that would, in and of itself, prevent the Eligible Director from the collection of any other retirement benefits under any other Bank or Company plan in which he or she participates.

Section 14. Assignability: No right to receive payments hereunder shall be transferable or assignable by any Eligible Director (or his or her surviving spouse), except as set forth in this Plan.

Section 15. Administration: The Plan shall be administered by the Board. The Board, in its sole discretion, may from time to time allocate the administration of the Plan to a committee of the Board to administer the Plan and exercise all of the powers, authorities and discretion of the Board under the Plan. Any action of the Board, or of any such committee, if applicable, with respect to the administration of the Plan shall be taken pursuant to a majority vote or the unanimous written consent of its members. Subject to the express provisions of the Plan, the Board, or the governing committee, if applicable, shall have the authority to construe and interpret the Plan; define the terms used herein, prescribe, amend and rescind the rules and regulations relating to the administration of the Plan and make all other determinations necessary or advisable for administration of the Plan. All decisions, determinations, interpretations or other actions by the Board, or the governing committee if applicable, shall be final, conclusive and binding for all persons, inclusive of Director Emeritus.

Section 16. Amendment: This Plan may be amended, modified or terminated by the Board at any time.

Section 17. Tax Withholding: The Company shall have the right to deduct and withhold from any payment to be made pursuant to this Plan any federal, state, or local taxes required by law to be withheld.

Section 18. Governing Law: This Plan shall be interpreted and enforced in accordance with the laws of the State of California.

Section 19. Code Section 409A: This Plan is intended to comply with the requirements of Code Section 409A to the extent applicable, and shall be interpreted and administered in accordance with such requirements.

Exhibit A

Director Emeritus Agreement

THIS DIRECTOR EMERITUS AGREEMENT (“Agreement”) is entered into between [name of Director Emeritus] (“Director Emeritus”) and Sierra Bancorp, a California corporation (the “Company”), or its wholly owned subsidiary, Bank of the Sierra (the “Bank”), as applicable.

RECITALS

Director Emeritus has been selected by the Board of Directors of the Company to receive director retirement payments under the Retirement Plan for Directors Emeritus adopted effective as of July 23, 2026, by the Board of Directors of the Company (the “Plan”). Entry into this Agreement is a condition of becoming a Director Emeritus and receiving payments under the Plan.

THEREFORE, the parties hereto agree as follows:

1. Plan Benefits. The benefits payable to the Director Emeritus under the Plan shall be equal to fifty percent (50%) of the annual retainer amount (excluding committee retainers) paid to the Director Emeritus by the Company and/or Bank for his or her service on the board during the immediately preceding 12-month period, measured from the date of retirement, subject to the provisions of the Plan and of this Agreement, which the Parties agree is $[*] (the “Annual Benefit”). Payment shall be made on the first, second and third annual anniversary of the date of this Agreement, unless payment is suspended as provided in Section 6 of the Plan. In the event of Director Emeritus’ death, his or her designated beneficiary shall receive the benefit provided in Section 7 of the Plan in lieu of the Annual Benefit. In the event of a Change in Control, as defined in the Plan, Director Emeritus shall receive the benefit provided in Section 11 of the Plan in lieu of the Annual Benefit.

2. Board Observer. The Company and Bank agree that for so long as Director Emeritus is eligible to receive the Annual Benefit, the Company and Bank shall invite him or her to attend meetings of the Company and/or Bank Board in a non-voting, nonparticipating observer capacity. The Director Emeritus shall not have any right to make motions or vote on any matter presented to the Board or any committee thereof. The Company and/or Bank shall give the Director Emeritus written notice of each meeting of the Board at the same time and in the same manner as the members of the Board, shall provide the Director Emeritus with all written materials and other information given to members of the Board at the same time such materials and information are given to such members (provided, however, that the Director Emeritus shall not be provided any confidential supervisory information) and shall permit the Director Emeritus to attend as an observer at all meetings thereof (provided, however, that the Director Emeritus shall be excused from and shall not be entitled to attend any executive session of the Board or any portion of any such meeting at which information, data or material subject to attorney/client privilege would be discussed or presented).

3. Noncompetition Agreement. As a condition to Director Emeritus’ right to receive payments under the Plan and enjoy the observer rights in Section 2, Director Emeritus agrees that Director Emeritus shall refrain, except with the prior written approval of the Chairman of the Board of Directors of the Company and/or Bank, from engaging in any activity requiring the rendition of personal services, as an officer, director, consultant or otherwise, to any business entity in substantial competition with the Company, or any of its subsidiaries or affiliates, at any time he or she is entitled to payments hereunder.

4. Non-Disparagement. As a further condition to Director Emeritus’ right to receive payments under the Plan, Director Emeritus agrees that Director Emeritus shall not make any public comments disparaging or denigrating Company or Bank, including each of their respective current, former and future officers, directors, employees, agents, representatives, attorneys, and shareholders, or encourage or assist any other person or entity making any such public comments. The Company and/or Bank shall use its reasonable best efforts to cause the members of its board of directors and its executive officers with the title of Executive Vice President and above not to make any public comments disparaging or denigrating Director Emeritus or encourage or assist any other person or entity making any such public comments. Nothing set forth herein shall be interpreted to prohibit either party from responding publicly to incorrect public statements, making truthful statements when required by law, subpoena, court order, or the like and/or from responding to any inquiry about this Agreement or its underlying facts and circumstances by any regulatory or investigatory organization and/or from making any truthful statements in the course of any legal proceeding. Further, in the event either Party makes a public comment disparaging or denigrating the other Party (the “Other Party”), the Other Party may deem this Section 3 to be null and void as to them.

5. Confidentiality Agreement. Except as required by order of a court or administrative agency of competent jurisdiction, and except to the extent authorized by the Company and/or Bank, Director Emeritus shall maintain in confidence all non-public information concerning the Company, its subsidiaries and their respective businesses which Director Emeritus has acquired or has become aware of in connection with his or her service as a director of the Company or of any of its subsidiaries or in connection with any consultations that Director Emeritus may have with the Company during the period Director Emeritus is receiving any payments pursuant to the Plan. Director Emeritus further agrees not to use any such non-public information for any purpose other than the business of the Company. If any court or administrative agency seeks to require Director Emeritus to disclose any of such non-public information, Director Emeritus shall, at the Company’s sole expense, take such reasonable steps as Director Emeritus may deem appropriate to avoid or defer such disclosure until the Company has had an opportunity to respond to such court or administrative agency. Without limiting the right of the Company to seek any other legal or equitable remedy to which the Company may be entitled, in the event Director Emeritus breaches the confidentiality agreements set forth herein the Company shall be relieved of any further obligation to make payments to Director Emeritus under the Plan.

6. Beneficiary Designation. The Director Emeritus hereby designates the person whose name and address appears following the signature of the Director Emeritus below to receive any payments that are payable under the Plan following the death of the Director Emeritus. The

Director Emeritus may change such designation by delivery of written notice that such change to the Company, which notice shall only be effective as provided in Section 5 below.

7. Notices. Any notice required or permitted to be given under the Plan or this Agreement shall be in writing and shall be deemed to have been given on the date of delivery if delivered in person or by a commercial messenger service, or on the fifth day after mailing by United States mail, registered or certified, postage prepaid and properly addressed, as follows:

A.If to the Company, to:

Sierra Bancorp

____________________

____________________

____________________

____________________

with a copy to:

Kenneth E. Moore, Esq.

Stuart | Moore | Staub

641 Higuera Street, Suite 302

San Luis Obispo, California 93401

Facsimile: (805) 545-8599

B.If to Director Emeritus, to:

______________________________

______________________________

______________________________

______________________________

8. Amendments. No amendment of this Agreement shall be effective unless such amendment is set forth in a written document that is signed by both parties hereto.

9. Waiver. No waiver of any provision of this Agreement or of the rights and obligations of the parties hereto pursuant to this Agreement or the Plan shall be effective unless such waiver is set forth in a written document that is signed by the party giving such waiver. Any such waiver shall be effective only in the specific instance and for the specific purpose stated in such writing.

10. Severability. If any term or provision of this Agreement shall be deemed to be invalid or unenforceable for any reason, the remainder of this Agreement shall nonetheless remain valid and enforceable in accordance with its terms.

11. Captions. The captions used in this Agreement are included for convenience of reference only and shall not control or affect the meaning or interpretation of any of the provisions of this Agreement.

12. Entire Agreement. This Agreement, together with the Plan, sets forth the complete and final agreement of the Company and Director Emeritus relating the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of

_______________, _____.

Director Emeritus Sierra Bancorp

_______________________________ by:_____________________________________

[Name of Director Emeritus] [Name and title of signing officer]

[Name, Address and Social Security Number

of Beneficiary:

______________________________

______________________________

______________________________

______________________________]